UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 14, 2011

HAWAIIAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350

Honolulu, HI  96819

 (Address of principal executive offices, including zip code)

(808) 835-3700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01  Regulation FD Disclosure.

First Quarter Outlook

Hawaiian Holdings, Inc. (the “Company”) has revised its expectations with respect to certain financial and operational metrics relative to those shared during its Fourth Quarter and Full Year 2010 Earnings Release Conference call on February 1, 2011.  Specifically, the Company has favorably adjusted the range of its expectation for a reduction in cost per available seat mile (“ASM”) excluding fuel, has increased its expectation with respect to passenger revenue per ASM and has updated its range of ASMs (capacity).  The table below summarizes the Company’s previous and revised guidance for the quarter ending March 31, 2011, each expressed as expected change compared to the results for the quarter ended March 31, 2010 (the results for which are presented for reference).

Item	First Quarter 2010	Prior Guidance	Revised Guidance
Cost Per ASM Excluding Fuel (cents)	9.68	Down 2.0% to 5.0%	Down 3.0% to 5.0%
Passenger Revenue Per ASM (cents)	11.46	Down 1.0% to 4.0%	Flat to up 2.0%
ASMs (millions)	2,297.5	Up 18.0% to 20.0%	Up 20.0% to 21.0%

Expected First Quarter Fuel Expense

For the quarter ending March 31, 2011, Hawaiian Airlines, Inc. , the Company’s wholly-owned subsidiary (“Hawaiian”), expects its average GAAP fuel cost per gallon to be between $2.84 and $2.89.  GAAP fuel costs reflect Hawaiian’s operating expenses for jet fuel purchases, including taxes, duties and delivery, but excludes the impact of Hawaiian’s fuel hedging program.  Hawaiian expects its fuel consumption to increase by 16% to 18% year-over-year in the quarter as a result of its increases in capacity.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the quarter ending March 31, 2011, Hawaiian expects its economic fuel cost per gallon to be 1 to 5 cents lower than its GAAP fuel cost per gallon.

The Company’s fuel derivative contracts were not designated as hedges under ASC Topic 815, “Derivatives and hedging” (ASC 815) for hedge accounting treatment.  As a result, any changes in fair value of these derivative instruments are adjusted through other nonoperating (income) expense in the period of change.  As a result of changes in fuel prices between December 31, 2010 and February 28, 2011, the Company recorded nonoperating income of $2.6 million related to its fuel derivative contracts during the first two months of 2011.  The ultimate recognition of nonoperating income or expenses relating to the Company’s fuel derivative contracts for the quarter ending March 31, 2011 will be affected by changes in the price of fuel through the remainder of the period.

Safe Harbor Statement

The information contained herein contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance, including but not limited to statements regarding expected passenger revenue per available seat mile, cost per available seat mile excluding fuel, available seat miles (capacity), average GAAP fuel cost per gallon and economic fuel cost per gallon.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements.  These risks and uncertainties include, without limitation, economic volatility; the price and availability of aviation fuel; competition in the transpacific, interisland and South Pacific/Australia/Asia markets; reduced demand for transportation in the markets in which the Company operates; the Company’s dependence on tourist travel; and the Company’s ability to implement its growth strategy and related cost reduction goals.  The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.  Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other filings with the Securities and Exchange Commission.

All of the information furnished in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and unless expressly set forth by specific reference in such filings, shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hawaiian Holdings, Inc.

Date: March 14, 2011	By:	/s/ Peter R. Ingram
Peter R. Ingram
Executive Vice President, Chief Financial Officer and Treasurer